Registration No. 333-47081 Rule 424 b)(2)
                                     Pricing Supplement No:183 Cusip:14912LZC8
                                     Dated:  July 6, 1998

	Caterpillar Financial Services Corporation
	Medium-Term Notes, Series F
	(Exchangeable Floating Rate Note)
	With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:
$250,000,000              3 mth LIBOR - 7 bps           $249,250,000
                        Initial Rate(5.61750)

Original Issue Date:    Commission Fee:               Maturity Date:
07/06/98                  $750,000                      07/07/1999

Dealer:	Index Maturity:                Spread +/-:
Goldman Sachs            Quarterly                      *See "Other Terms"

Specified Currency:     Option to Elect Payment       Authorized Denominations
x U.S. dollars          in U.S. dollars               (only applicable if
_ Other:___________     (only applicable if           Specified Currency is
                        Specified Currency is         other than U.S.
                        other than U.S. dollars):      N/A
                           N/A

The Note is a:                                        Exchange Rate Agent
    X Global Note                                     (if other than U.S.
      Certificated Note                                 Bank Trust, N.A.): N/A
     (only applicable if
      Specified Currency
      is other than U.S. dollars)                     Spread Multiplier: N/A

Interest Rate Basis or Bases: 3 mth LIBOR

LIBOR Source (only applicable if LIBOR Interest Rate Basis):
   Reuters         X  Telerate-BBA

Maximum Interest Rate:  N/A             Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset quarterly on the 7th of each
                        Jan, Apr, July, Oct, using modified following business day convention. Initial payment due 10/07/98.

Interest Determination Dates:  Two London Business Days prior to the reset
	        date.

Minimum Interest Rate: N/A

Interest Rate Reset Option:  _ Yes    x No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate:  N/A              Interest Payment Dates:  N/A

Stated Maturity Extension Option:  _ Yes    X No



Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Discount Note:  Total Amount of OID: N/A Terms of Amortizing
     __ Yes    x No                                       Notes: N/A
                               Issue Price (expressed
                                 as a percentage of
                               aggregate principal
                               amount): 100%


Redemption Date(s) (including                      Redemption Price(s): N/A
any applicable regular or
special record dates): N/A

Repayment Date(s) (including                       Repayment Price(s):  N/A
 any applicable regular or
special record dates): N/A

Other Terms: See Addendum attached hereto.

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note ordered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $1,194.50MM principal amount of the Notes had been sold at interest rates then in effect.



	_________________________________

	Pricing Supplement to Prospectus Supplement dated March 26, 1998 and Prospectus dated March 10,1998.


ADDENDUM
Exchangeable Floating Rate Notes
Other Terms

	The holder shall have the right, as of the Maturity Date (the "Exchange Date"
as to the Notes), to exchange any Principal  Amount of $100,000 (or an integral multiple thereof) of the Notes for a like principal amount of a tranche of the Issuer's Medium-Term Notes, Series F having the same terms as the Notes, except that the new tranche of Notes shall have the Issue Date,
Spread and Maturity Date specified below ("Exchange Notes").  Exchange Notes
(and any further Exchange Notes for which Exchange Notes may successively be exchanged) will, except as provided below, include a similar provision giving the holder thereof the right, as of the Maturity Date (the "Exchange Date" as to such Exchange Notes), to exchange any Principal Amount of $100,000 (or an integral multiple thereof) of such Exchange Notes (such Exchange Notes being for these purposes sometimes referred to herein as "Prior Notes") for a like principal amount of a further tranche of Exchange Notes with the same terms as the Prior Notes, except that such Exchange Notes will have the Issue Date,
Spread and Maturity Date specified below.

	Each tranche of Exchange Notes shall have a Maturity Date which falls on the first anniversary of the Issue Date of the Exchange Notes, provided, however, that any Exchange Notes issued in July 2002 shall not have any provision for the exchange thereof for any further tranche of Exchange Notes and shall have a Maturity Date of July 7, 2003.

	The Issue Date of any tranche of Exchange Notes will be the Exchange Date for the Notes or the related Prior Notes.

	The Spread will be minus 0.07% for the Notes, 0.00% for Exchange Notes issued in July 1999, plus 0.05% for Exchange Notes issued in July 2000, plus 0.10% for Exchange Notes issued in July 2001 and plus 0.10% for Exchange
Notes issued in July 2002.

	The holder may exchange Notes and any Exchange Notes, as to a Principal Amount of $100,000 or an integral multiple thereof, by providing instructions and irrevocably transferring such Notes or Exchange Notes through The Depository Trust Company ("DTC") for exchange for a like amount of the tranche of Exchange Notes for which the same are then exchangeable, during the period commencing on the Issue Date and ending on the 14th day prior to the Maturity Date of the Notes or Exchange Notes being exchanged (the
"Exchange Period"). If the holder shall fail to provide instructions to exchange Notes or Exchange Notes as to any Principal Amount, as herein above provided, prior to the close of business in New York City on the last day of the applicable Exchange Period, the right of the holder to exchange the Notes or Exchange Notes, as the case may be, shall automatically terminate, and the Notes or Exchange Notes, as to such Principal Amount, will mature on the Maturity Date.




	The Notes to which this Pricing Supplement relates are (and any Exchange Notes for which they may be exchanged will be) Global Notes, as described under "Description of Notes-Book-Entry System" in the Prospectus Supplement, and DTC will be the depository for the Notes and any Exchange Notes. As a result, DTC or its nominee will be the sole holder of the Notes and any Exchange
Notes. DTC will accept instructions to exchange Notes or Exchange Notes only from Direct Participants shown on its books and records as the owner of such Notes or Exchange Notes. Instructions by Indirect Participants or Beneficial Owners of Notes held directly or indirectly through Direct Participants to exchange Notes or Exchange Notes may be transmitted to DTC only by Direct Participants. In order to ensure that a Direct Participant will timely exercise a right to exchange a particular Note or Exchange Note, the Indirect Participant or Beneficial Owner of such Note must instruct the Direct Participant or Indirect Participant through which it holds an interest in such Note to exercise such right. Firms may have different cut-off times for accepting instructions from their customers and, accordingly, each Indirect Participant or Beneficial Owner should consult the Direct Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely instructions to be delivered to DTC. None of the Issuer, the Trustee or any agent of either of them will have any liability to the holder or to any Direct Participant, Indirect Participant or Beneficial Owner for any delay in exercising the option to exchange a Note or Exchange Note.

	The Issuer makes no recommendation as to whether a holder should exchange the Notes for Exchange Notes. Holders are urged to consult their own advisers as to the desirability of exercising their right to exchange the Notes.

Certain United States Federal Income Tax Consequences:

		The following is a summary of certain United States federal income tax consequences relevant to the ownership of the Notes as of the date hereof.
This summary supplements the discussion set forth in the Prospectus
Supplement under the heading "Certain United States Federal Income Tax
Consequences -- United States Holders."

	In general, for the reasons set out below, a United States holder of a Note should include stated interest in income as it is paid or accrued, in accordance with the holder's method of tax accounting.  In addition, a United States holder of a Note should not recognize gain or loss prior to the redemption or disposition of the Notes.  However, the matter is not free from doubt.  United
States holders of the Notes should therefore consult their own tax advisors regarding the tax treatment of the Notes.








	The United States federal income tax treatment of the Notes depends upon the application and possible interplay of separate provisions of the Treasury
Regulations.  The likely result is that the OID Regulations determine the tax consequences of the ownership of the Notes without interplay of Treasury
Regulations dealing with deemed exchanges of debt instruments.  Under the OID
Regulations, a holder of a debt instrument (an "Exchangeable Note") with a maturity date that may be extended at the option of the holder will determine the yield and the maturity of the debt instrument depending upon whether the option to extend is treated as exercised.  The option to extend shall be treated as exercised if the resulting yield on the Exchangeable Note would be greater than it would be if the option to extend were not exercised.
Accordingly, under the OID Regulations the Notes would be treated as having a term of five years.  In addition, under the OID Regulations the interest rate formulas on the Notes together should qualify as a single qualified floating rate because the values of all the interest rates on the issue date will be within 0.25 percentage points of each other.  As a result, under this approach all stated interest should be treated as qualified stated
interest and taxable to a United States holder of a Note when accrued or received in accordance with the holder's method of tax accounting.  The manner in which premium and market discount would be calculated on the Notes
(see the discussion set forth in the Prospectus Supplement under the heading
"Certain United States Federal Income Tax Consequences -- United States
Holders -- Premium and Market Discount") for subsequent purchasers of the
Notes is uncertain.

	Other characterizations are also possible. For example, the Notes could be treated as a series of one-year Notes. Accordingly, prospective investors should consult their own tax advisors regarding the possible treatment of the Notes as a series of one-year Notes and the possibility of gain recognition upon exercise of the exchange option or the possible inconsistent application of the OID Regulations and the deemed exchange rules.